Exhibit 99.1

    JACKSONVILLE BANCORP ANNOUNCES EARNINGS PER SHARE UP 25%

    JACKSONVILLE, Fla., Oct. 26 /PRNewswire-FirstCall/ -- Jacksonville Bancorp, Inc. (Nasdaq: JAXB), holding company for The Jacksonville Bank, reported that diluted earnings per share for the first nine months of 2006 were $1.09 compared to $0.87 for the same period of 2005, an increase of 25.3%. For the nine-month period, the return on average assets improved from 0.82% reported in 2005 to 0.84% in 2006. Return on average equity was 12.11% compared to 10.84% in 2005, up 11.7%. Basic earnings per share for the quarter ending September 30, 2006 were $0.39 compared to $0.39 per share for the same period of 2005. The Company had a third quarter net income of $677,000, compared to $676,000 in 2005.

    (Logo: http://www.newscom.com/cgi-bin/prnh/20020410/JAXBLOGO)

    Jacksonville Bancorp, Inc. President and CEO Gilbert J. Pomar, III, remarked, "We have seen improved year-to-year results despite the new expenses associated with opening our fourth and fifth offices this year. These offices will not only provide greater convenience for our customers, but they will also substantially increase the earning power of the Company."

    Net interest income for the quarter increased 18.1% over the third quarter of 2005, while net interest income for the first nine months of 2006 increased 23.5% over the same period of 2005, due primarily to strong loan growth. The net interest margin was 3.88% for the quarter ended September 30, 2006, compared to 3.98% for the comparable period one year ago, and 3.91% for the preceding quarter.

    Total assets were $318.8 million for the quarter ended September 30, 2006 compared to $261.7 million for the quarter ended September 30, 2005. Net loans increased 20.9% to $268.4 million as of September 30, 2006, compared to $221.9 million as of September 30, 2005. Total deposits increased 12.0% to $260.1 million, compared to $232.3 million as of September 30, 2005.

    Credit quality remains healthy, with non-performing loans at 0.16% of total loans outstanding at quarter-end and annualized net charge-offs at 0.05% of average loans for the period. The allowance for loan losses as a percentage of loans was 0.93% at September 30, 2006, compared to 0.94% a year earlier.

    Noninterest income increased by 5.5% over the third quarter 2005 and 5.1% for the nine months ended September 30, 2006. Noninterest expense was $1.9 million for the quarter ended September 30, 2006 and $5.6 million for the nine-month period ended September 30, 2006, up 28.6% and 20.1%, respectively, over the comparable periods in the prior year. During the nine-month period ended September 30, 2006, the Company absorbed additional expenses related to its fourth and fifth branches, which opened for business on February 6, 2006 and June 9, 2006, respectively. The Company's efficiency ratio improved to 62.26% for the nine-month period ended September 30, 2006 compared to 63.08% for the same period in 2005.

    "We continue to have strong balance sheet growth," added Mr. Pomar. "Expenses are under control and our efficiency ratios should get even stronger as the new offices grow."

    Jacksonville Bancorp, Inc., a bank holding company, is the parent of The Jacksonville Bank, a Florida state-chartered bank focusing on the Northeast Florida market. The Jacksonville Bank opened for business on May 28, 1999 and provides a variety of community banking services to businesses and individuals in Jacksonville, Florida. More information is available at its website at www.jaxbank.com.

    The statements contained in this press release, other than historical information, are forward-looking statements, which involve risks, assumptions and uncertainties. The risks, uncertainties and factors affecting actual results include but are not limited to: our relatively limited operating history; economic and political conditions, especially in North Florida; competitive circumstances; bank regulation, legislation, accounting principles and monetary policies; the interest rate environment; success in minimizing credit risk and nonperforming assets; and technological changes. The Company's actual results may differ significantly from the results discussed in forward-looking statements. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company does not undertake, and specifically disclaims, any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Additional information regarding risk factors can be found in the Company's filings with the Securities and Exchange Commission.

                            JACKSONVILLE BANCORP, INC.
                                 (Unaudited)
                  (Dollars in thousands except per share data)

                                        Three Months Ended           Nine Months Ended
                                          September 30,               September 30,
                                     ------------------------    ------------------------
                                        2006          2005          2006          2005
                                     ----------    ----------    ----------    ----------
Earnings Summary
----------------
Total interest income                $    5,782    $    4,175    $   15,993    $   11,171
Total interest expense                    2,898         1,733         7,827         4,558
                                     ----------    ----------    ----------    ----------
  Net interest income                     2,884         2,442         8,166         6,613
Provision for loan losses                   138           141           406           369
                                     ----------    ----------    ----------    ----------
  Net interest income
   after provision for
   loan losses                            2,746         2,301         7,760         6,244
Noninterest income                          290           275           777           739
Noninterest expense                       1,943         1,511         5,568         4,638
                                     ----------    ----------    ----------    ----------
  Income before
   income tax                             1,093         1,065         2,969         2,345
Income tax provision                        416           389         1,095           859
                                     ----------    ----------    ----------    ----------
  Net income                         $      677    $      676    $    1,874    $    1,486
                                     ==========    ==========    ==========    ==========

Summary Average Balance Sheet
-----------------------------
Loans, gross                         $  266,615    $  217,941    $  254,143    $  205,966
Securities                               27,598        22,934        27,148        23,869
Other earning assets                      1,056         2,273         4,030         1,938
                                     ----------    ----------    ----------    ----------
  Total earning assets                  295,269       243,148       285,321       231,773
Other assets                             14,147        11,937        13,597        10,034
                                     ----------    ----------    ----------    ----------
  Total assets                       $  309,416    $  255,085    $  298,918    $  241,807
                                     ==========    ==========    ==========    ==========
Interest bearing
 liabilities                         $  253,474    $  198,697    $  242,108    $  190,789
Other liabilities                        34,593        37,555        36,124        32,698
Shareholders' equity                     21,349        18,833        20,686        18,320
                                     ----------    ----------    ----------    ----------
  Total liabilities and
   shareholders' equity              $  309,416    $  255,085    $  298,918    $  241,807
                                     ==========    ==========    ==========    ==========

Per Share Data
--------------
Basic earnings per share             $     0.39    $     0.39    $     1.09    $     0.87
Diluted earnings
 per share                           $     0.37    $     0.38    $     1.04    $     0.83
Book value per basic
 share at end of period                   12.82         11.24         12.82         11.24
Basic weighted average
 shares outstanding                   1,725,494     1,712,236     1,721,965     1,710,306
Diluted weighted average
 shares outstanding                   1,816,599     1,799,187     1,808,685     1,797,106
Total shares outstanding
 at end of period                     1,728,845     1,711,666     1,728,845     1,711,866
Closing market price
 per share                           $    35.00    $    28.45    $    35.00    $    28.45

Selected Ratios
---------------
Return on average assets                   0.87%         1.05%         0.84%         0.82%
Return on average equity                  12.58%        14.24%        12.11%        10.84%
Average equity to
 average assets                            6.90%         7.38%         6.92%         7.58%
Interest rate spread                       3.23%         3.35%         3.17%         3.25%
Net interest margin                        3.88%         3.98%         3.83%         3.81%
Allowance for loan losses
 as a percentage of
 total loans                               0.93%         0.94%         0.93%         0.94%
Net charged off loans
 as a percentage of
 average loans                             0.00%         0.01%         0.05%         0.07%
Efficiency ratio                          61.22%        55.61%        62.26%        63.08%


                                                         September 30,
                                                    -----------------------
Summary Balance Sheet                                  2006         2005
--------------------------------------------        ----------   ----------
Cash and cash equivalents                           $    9,048   $    4,747
Securities                                              28,764       23,655
Loans, net                                             268,408      221,924
All other assets                                        12,604       11,320
                                                    ----------   ----------
  Total assets                                      $  318,824   $  261,646
                                                    ==========   ==========
Deposit accounts                                    $  260,136   $  232,300
All other liabilities                                   36,530       10,111
Shareholders' equity                                    22,158       19,235
                                                    ----------   ----------
  Total liabilities and shareholders' equity        $  318,824   $  261,646
                                                    ==========   ==========
SOURCE  Jacksonville Bancorp, Inc.
    -0-                             10/26/2006
    /CONTACT: Valerie Kendall of Jacksonville Bancorp, Inc, +1-904-421-3051/ /Photo: NewsCom: http://www.newscom.com/cgi-bin/prnh/20020410/JAXBLOGO
              AP Archive:  http://photoarchive.ap.org
              PRN Photo Desk, photodesk@prnewswire.com/
    /Web site:  http://www.jaxbank.com/
    (JAXB)